EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of July 17, 2012, by and between Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), and Robert M. Gorman and to which Union First Market Bank, a wholly- owned banking subsidiary of the Company (the “Bank”), is made a party.

The parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. You shall be employed as Executive Vice President and Chief Financial Officer of the Company and the Bank on the terms and subject to the conditions of this Agreement. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other services and duties as may be reasonably assigned to you from time to time by the Company, consistent with your position. You accept such employment and agree to carry out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Company now or hereafter adopted.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company. Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to any business entity, including the Bank, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an “Affiliate”).

2. Term of Employment. This Agreement is effective July 17, 2012 (the “Commencement Date”) and will expire on December 31, 2014; provided that on January 1, 2015 and on each January 1st thereafter (each such January 1st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year. This Agreement will not, however, be extended if the Company gives written notice (“Nonrenewal Notice”) of such non-renewal to you no later than September 30th before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period”). The last day of the Employment Period, as extended from time to time, is sometimes referred to as the “Expiration Date.”

3. Compensation and Benefits.

(a) Base Salary. You will receive for your services an initial annual base salary of $250,000 (the “Base Salary”), which will be payable in accordance with the payroll practices of the Company applicable to all officers. The Base Salary will be reviewed annually by the Company’s Board of Directors and may be adjusted upward or downward in the sole discretion of the Company’s Board of Directors. In no event, however, will the Base Salary be less than $250,000.

(b) Short-Term and Long-Term Incentives. During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company in its sole discretion may determine. Any annual cash bonus will be paid no later than two and one-half months after the end of the year for which the annual bonus is awarded.

(c) Benefits. You will be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, life insurance, profit sharing, employee stock ownership, and other plans, benefits and privileges of the Company that may be in effect from time to time, to the extent you are eligible under the terms of those plans and programs; provided, however, that you shall not be eligible to receive or claim any benefits under the “Union Bankshares Corporation Severance Pay Plan” effective as of October 1, 1999, as amended.

(d) Business Expenses. The Company will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, travel expenses, car allowance, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company.

(e) Paid Time Off. You will be entitled to paid time off based upon title and years of service, as established by the Company, to be taken at such times and intervals as shall be determined by you with the approval of the Company, which approval shall not be unreasonably withheld.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, your employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a) Death. If you die while employed by the Company, the Company will continue to pay an amount equal to your then current Base Salary to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation) for six months after your death, with such payments to be made on the same periodic dates as salary payments would have been made to you had you not died.

(b) Disability. Your employment may be terminated at any time because of your inability to perform the essential functions of your position with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of your incapacity due to physical or mental illness as determined pursuant to the Company’s long-term disability policy. If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for twelve (12) months the Company will continue to pay its portion of such health and dental premiums.

(c) Termination for Cause. Your employment may be terminated at any time by the Company for Cause (as defined below) upon written notice to you setting forth in reasonable detail the nature of such Cause. If the Company terminates you for Cause, this Agreement will terminate without any further obligation of the Company to you other than to pay you any accrued but unpaid Base Salary, which shall be paid on the payroll date immediately following the date of termination, and to reimburse you for any unreimbursed expenses properly incurred by you (collectively, the “Accrued Amounts”). Only the following shall constitute “Cause” for such termination:

(i) your willful failure to perform any of the duties and responsibilities required of your position (other than by reason of your disability) or your willful failure to follow reasonable instructions or policies of the Company, after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

(ii) your breach of fiduciary duties owed to the Company or its Affiliates;

(iii) your conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of misappropriation or embezzlement of funds or property of the Company or its Affiliates;

(iv) the breach by you of a material term of this Agreement or violation in any material respect of any code or standard of conduct generally applicable to employees of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation;

(v) your fraud or dishonesty with respect to Company or its Affiliates;

(vi) the willful engaging by you in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result in material injury to the Company or its Affiliates, monetarily or otherwise.

(d) Termination Without Cause. Your employment may be terminated at any time without Cause by written notice to you. In the event of termination without Cause, you shall be entitled to the benefits specified in Section 4(g) of this Agreement, subject to your satisfaction of the requirements set forth in Section 4(g).

(e) Termination by You Without Good Reason. You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Board of Directors of the Company effective thirty days after receipt of such notice by the Board of Directors. In the event you terminate your employment hereunder without Good

Reason, you will be entitled to receive the Accrued Amounts as provided in Section 4(c). It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(f) Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and benefits set forth in Section 4(g), subject to the satisfaction of the requirements set forth in Section 4(g). You must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 4(f).

For purposes of this Agreement, Good Reason shall mean: (i) the failure by the Company to comply with the provisions of Section 3 or material breach by the Company of any other provision of this Agreement; (ii) the assignment to you, without your consent, to a position or of responsibilities and duties of a materially lesser status or degree of responsibility than your position, responsibilities, or duties at the Commencement Date; or (iii) the requirement by the Company that you be based at any office that is greater than fifty miles from where your office is located at the Commencement Date. Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company (including the Bank) in order that you might concentrate your efforts on the Company or any resignation by you where Cause for your termination by the Company exists.

(g) Certain Termination Benefits. In the event of termination of your employment by the Company without Cause, and other than for death or disability, or by you for Good Reason, you shall receive the Accrued Amounts and, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company and it becomes effective, the following payments and benefits.

(i) Subject to subsections (iii) and (vi) below, for a two-year period immediately following the date of termination, the Company shall continue to pay you your Base Salary (not including any bonus other than any unpaid bonus relating to a fiscal year of the Company completed prior to the date of termination) at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made had your employment not been terminated;

(ii) Subject to subsections (iv) and (vi) below, if you timely elect COBRA coverage, your current benefits under group health and dental plans will continue. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for twelve (12) months the Company will continue to pay its portion of such health and dental premiums. In no event shall such benefits continue beyond the period permitted by COBRA;

(iii) During the twelve month period that begins on the first anniversary date of the termination of employment and ends on the second anniversary date, the Company’s obligation to continue to pay you the Base Salary pursuant to subsection 4(g)(i) during such second twelve month period shall terminate thirty days after you obtain full-time employment with another employer that provides an annualized base salary that is at least equal to 75% of the Base Salary being paid by the Company;

(iv) The Company’s obligation to provide you with the COBRA subsidy pursuant to subsection 4(g)(ii) hereof shall terminate in the event you obtain new employment and are eligible to participate in medical insurance programs made available to you and similarly situated employees by or through your new employer.

(v) During the two-year period following the date of termination, you shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 5 of this Agreement.

(vi) The obligation of the Company to continue to make any further payments and provide any further benefits to you under this Agreement for the period after the Noncompete Period (as defined in Section 5(a)) has expired and prior to the applicable date specified in (i) and (ii) above shall cease effective upon your engaging in any conduct or activity that otherwise would have been prohibited under Section 5(a). (By way of illustration only, if you elect to engage in a Competitive Business within the Market Area (as those terms are defined in Section 5(d)) upon expiration of the one-year Noncompete Period, the Company will not be obligated to continue to make base salary payments to you for the remaining balance of the twenty-four (24) month period specified in (i) above or provide the benefits specified in (ii) above for the remaining balance of the twelve (12) month period.)

(h) Resignation of All Other Position. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the board of directors (or a committee thereof) of the Company or its Affiliates.

(i) Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 4 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

5. Covenants.

(a) Noncompetition. You agree that during the Employment Period and for a one-year period following the expiration of this Agreement (subject to Section 5(c) below) or, if sooner, the termination of your employment for any reason during the Employment Period (the “Noncompete Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by you while employed with the Company or its Affiliates. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b) Nonsolicitation. You further agree that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason during the Employment Period, you will not directly or indirectly: (i) solicit, induce or attempt to solicit or induce any customer or client of the Company or its Affiliates with whom you had direct contact or whose identity you learned as a result of your employment with the Company to terminate, diminish, or materially alter in a manner harmful to the Company the relationship of such customer or client with the Company or its Affiliates; (ii) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee to terminate his employment with the Company or its Affiliates; or (iii) hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or its Affiliates or who has left the employment of the Company or its Affiliates within the three months preceding your last date of employment by the Company.

(c) Nonrenewal of the Agreement. Notwithstanding the foregoing, in the event the Company elects not to renew this Agreement in accordance with Section 2 and your employment is subsequently terminated after the expiration of the then current term, you will not be subject to the noncompetition provisions of Section 5(a) following the termination of your employment, unless you shall otherwise be entitled to receive payments from the Company as a result of your termination without Cause or for Good Reason pursuant to Section 4(g) of this Agreement.

(d) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes offering one or more of the following services and products: depository accounts, consumer and commercial lending, banking, residential and commercial mortgage lending, cash management services, securities brokerage and asset management, trust and estate administration, and any other business in which the Company or its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Market Area” means the area within a ten mile radius of any banking office or a loan production office (excluding for purposes of this Agreement an office providing only residential mortgage loans) that the Company has established and is continuing to operate at the time of termination of your employment; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

(e) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than his personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance you of your duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

(f) Acknowledgment; Enforcement. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to length of time, geographic area and scope of activities restricted, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention to the contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to be unenforceable because the restrictions are overbroad, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(g) Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Company is successful in whole or in part in any legal, equitable, or arbitration action against you in connection with the enforcement of the covenants included in this Section 5, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 5 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 5 and you have not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6. Change in Control of the Company. Provided the agreement, dated as of July 17, 2012 (the “Management Continuity Agreement”), between the Company and you that provides for certain severance payments and benefits in connection with the termination of your employment without “cause” or “good reason” following a “change of control” transaction (as those terms are defined in the Management Continuity Agreement) continues to remain in effect, in the event there is a change of control of the Company this Agreement will terminate and be of no further force and effect, except as provided below, and any termination benefits will be determined and paid solely pursuant to such Management Continuity Agreement.

Notwithstanding anything to the contrary contained in this Agreement, in the event of a change in control of the Company, the restrictions imposed by paragraph (a) of this section 5 shall not apply to you after you cease to be employed by the Company, unless you are entitled to receive the severance benefits provided for in the Management Continuity Agreement in which case the restrictions imposed by Section 5(a) will continue to apply. The nonsolicitation restrictions in Section 5(b) and the confidentiality provisions in Section 5(e) will remain in full force and effect following a change in control.

7. Arbitration.

(a) Except as provided in Section 7(c) below, both the Company and you acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. You hereby consent to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

8. Mitigation; Exclusivity of Benefits.

(a) You shall not be required to mitigate the amount of any benefits to be paid to his hereunder by seeking other employment or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to you upon a termination of employment with the Company pursuant to employee benefit plans of the Company or otherwise.

9. Withholding. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

10. Assignability. Either the Company or the Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which either entity may hereafter merge or consolidate or to which either entity may transfer all or substantially all of its assets, if in any such case said corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of either the Company or the Bank hereunder as fully as if it had been originally made a party hereto, to the extent that any such transaction does not trigger the operation of Section 5 above. You may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Chairman of the Board
Union First Market Bankshares Corporation
c/o Operations Center
P. O. Box 940
Ruther Glen, Virginia 22546

And at the Chairman’s home address as shown on the records of the Company.

To the Officer:	Robert M. Gorman

At your home address as shown on the records of the Company.

To the Bank:	Chairman of the Board
Union First Market Bank
c/o Operations Center
P. O. Box 940
Ruther Glen, Virginia 22546

And at the Chairman’s home address as shown on the records of the Bank.

12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer or officers as may be specifically designated by the Board of Directors of the Company and the Bank to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Entire Agreement. This Agreement, together with the Management Continuity Agreement, dated July 17, 2012, and as it may hereafter be amended, entered into between the parties hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the Management Continuity Agreement. For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to its conflicts of laws principles.

15. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that you acquire a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

16. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Deferred Compensation Omnibus Provision.

(a) It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non- compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by you under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(b) If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then payment of any amount or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of your separation of service or (B) the date of your death (the “409A Deferral Period”).

(c) In the case of benefits that are subject to Section 409A of the Code, you may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d) “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

20. Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

21. Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(Signatures appear on the following page)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

UNION FIRST MARKET BANKSHARES CORPORATION

By:
G. William Beale
Chief Executive Officer

UNION FIRST MARKET BANK

By:
John C. Neal
President

Robert M. Gorman

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